MERK GOLD TRUST

FIRST AMENDMENT TO DEPOSITARY TRUST AGREEMENT

This FIRST AMENDMENT TO DEPOSITARY TRUST AGREEMENT (this “Amendment”), dated as of October 22, 2015, is by and between Merk Investments LLC (“Merk Investments”), a Delaware limited liability company, as the sponsor of the Merk Gold Trust (in such capacity, the “Sponsor”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as the trustee of the Merk Gold Trust (the “Trustee”):

W I T N E S S E T H:

WHEREAS the Sponsor and the Trustee entered into that certain Depositary Trust Agreement, dated as of May 6, 2014 (the “Trust Agreement”), which created the Merk Gold Trust (the “Trust”); and

WHEREAS Merk Investments has entered into a Marketing Agent Agreement (the “Marketing Agent Agreement”) with Van Eck Securities Corporation, a Delaware corporation, to assist in marketing the Merk Gold Shares (the “Shares”); and

WHEREAS the Sponsor has determined that the Shares will be more effectively marketed if the name of the Trust is changed to “Van Eck Merk Gold Trust”; and

WHEREAS the Sponsor has obtained (or will have obtained concurrent with effectiveness of this Amendment) all approvals necessary for such change of name; and

WHEREAS the Sponsor and the Trustee desire to amend the Trust Agreement pursuant to Section 6.1 of the Trust Agreement to refer to the new name of the Trust,

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee hereby agree as follows:

1.          Effective on October 26, 2015, the name of the Trust shall be “Van Eck Merk Gold Trust” and all references to “Merk Gold Trust” in the Trust Agreement shall be amended to read “Van Eck Merk Gold Trust,” and the Shares shall be known as the “Van Eck Merk Gold Shares.”

2.          In accordance with Section 6.1 of the Trust Agreement, the Sponsor hereby certifies to the Trustee that the provisions of this Amendment do not impose or increase any fees or charges relating to the Trust and do not otherwise prejudice any substantial existing right of the Registered Owners or Beneficial Owners, provided, nothing herein waives or otherwise limits the Sponsor’s further rights pursuant to Section 6.1 of the Trust Agreement to increase or decrease the amount of the Sponsor’s Fee under specified conditions therein.

3.          This Amendment may be signed in counterparts and by computer scanned or facsimile transmission of an originally executed document, each of which when taken together shall constitute one agreement binding on all the parties notwithstanding that not all the parties are signatories to the same counterpart.

4.           Except as expressly amended by this Amendment, the Trust Agreement shall remain in full force and effect.

5.          In case any one or more of the provisions contained in this Amendment should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Amendment shall in no way be affected, prejudiced or disturbed thereby.

6.          This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

7.          Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Trust Agreement.

8.          By entering into this Amendment, the Trust and the Trustee do not become parties to the Marketing Agent Agreement. The Trustee does not hereby grant any consent, express or implied, or undertake to grant any consent, or make any agreement, other than as expressly provided herein.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, MERK INVESTMENTS LLC and THE BANK OF NEW YORK MELLON have duly executed this First Amendment to the Depositary Trust Agreement as of the day and year first set forth above.

MERK INVESTMENTS LLC

By:	/s/ Axel Merk

Name:	Axel Merk

Title:	President and CIO

THE BANK OF NEW YORK MELLON,

as Trustee

By:	/s/ Phyllis A. Cietek

Name:	Phyllis A. Cietek

Title:	Vice President